UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
May 25, 2011

Steadfast Income REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-160748	27-0351641
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
18100 Von Karman Avenue, Suite 500
Irvine, California 92612
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (949) 852-0700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Reimbursement Agreement
     On May 25, 2011, Steadfast Income REIT, Inc. (the “Company”), Steadfast Income Advisor, LLC, the Company’s advisor (“Advisor”), Beacon Bay Holdings, LLC, an affiliate of the Company’s sponsor (“Beacon Bay”), and Rodney F. Emery, the Company’s Chief Executive Officer and President (“Emery”), entered into an Operating Expense Reimbursement and Guaranty Agreement (“Reimbursement Agreement”), as described below.
     The Company’s Second Articles of Amendment and Restatement (the “Charter”) limits the Company’s operating expenses (as defined in the Charter) during any four fiscal quarters to the greater of 2% of the Company’s average invested assets or 25% of the Company’s net income for the same period (the “2%/25% Limitation”). Under the terms of the Charter, unless otherwise approved by the independent directors of the Company, Advisor is required to reimburse the Company to the extent the Company’s operating expenses exceed the 2%/25% Limitation. For the four fiscal quarters ended March 31, 2011, the Company’s total operating expenses exceeded the 2%/25% Limitation by $1,230,316 (the “Excess Amount”). On May 24, 2011, the independent directors of the Company approved the Excess Amount, subject to certain limitations. In connection with the approval of the Excess Amount by the Company’s independent directors, the Company, Advisor, Beacon Bay and Emery entered into the Reimbursement Agreement.
     Pursuant to the Reimbursement Agreement, if, on the earlier of (1) the termination date of the Advisory Agreement (the “Advisory Agreement”) by and among the Company, Steadfast Income REIT Operating Partnership, L.P., and Advisor and (2) December 31, 2011 (in each case, such date the “Determination Date”), the Company’s total operating expenses exceed the 2%/25% Limitation, measured for the Company’s entire operating history, then Advisor will reimburse the Company for the Excess Amount to the extent that the Excess Amount is greater than the amount by which the Company’s total operating expenses for the Company’s entire operating history as of the Determination Date exceed the 2%/25% Limitation (the amount of any such reimbursement, the “Determination Date Payment”). Additionally, Advisor has agreed that any acquisition fees actually to be paid to Advisor pursuant to the Advisory Agreement during the Company’s fourth fiscal quarter ended December 31, 2011 will be deferred until the Determination Date. To the extent that Advisor is obligated to make a Determination Date Payment to the Company on the Determination Date, the Company will offset, as a reduction of the Determination Date Payment payable to the Company, any such acquisition fees. Acquisition fees deferred pursuant to the Advisory Agreement will not be considered as an offset of the amounts to be paid by Advisor on the Determination Date.
     The Reimbursement Agreement also provides that within 30 days of December 31 of each year subsequent to December 31, 2011, Advisor will be reimbursed by the Company for the Determination Date Payment, if any, to the extent that the Company’s total operating expenses through such date do not exceed the 2%/25% Limitation, measured from the commencement of the Company’s operations through such date.
     Pursuant to the terms of the Reimbursement Agreement, Beacon Bay has absolutely and unconditionally guaranteed, as a primary obligor (the “Primary Guaranty”), (1) the payment of all amounts due and payable by Advisor to the Company under the Reimbursement Agreement and (2) all expenses that are incurred by us in the enforcement of the Primary Guaranty, when and as the amounts become due (collectively, the “Guaranteed Obligations”). Additionally, Emery will absolutely and unconditionally guaranty, as a primary obligor (the “Secondary Guaranty”), the payment of all Guaranteed Obligations; provided, however, that Emery will have no liability or obligation under the Secondary Guaranty until the Company has provided notice to Emery that Beacon Bay has failed to perform, or is unable to perform (as determined by the Company’s independent directors in their sole discretion), its obligations under the Primary Guaranty.
     The material terms of the Reimbursement Agreement described herein are qualified in their entirety by the Reimbursement Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

10.1	Operating Expense Reimbursement and Guaranty Agreement, dated as of May 25, 2011, by and among Steadfast Income REIT, Inc., Steadfast Income Advisor, LLC, Beacon Bay Holdings, LLC and Rodney F. Emery

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEADFAST INCOME REIT, INC.
Date: May 25, 2011	By:	/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description

10.1	Operating Expense Reimbursement and Guaranty Agreement, dated as of May 25, 2011, by and among Steadfast Income REIT, Inc., Steadfast Income Advisor, LLC, Beacon Bay Holdings, LLC and Rodney F. Emery